Exhibit 10.14

AAR Corp

AAR Receivables Corporation II

1100 North Wood Dale Road

Wood Dale, IL 60191

Re:                               Amendment No. 5 to Receivables Purchase Agreement (this “Amendment”) dated as of March 21, 2003

Gentlemen:

AAR Receivables Corporation II, an Illinois corporation (“Seller”), AAR Corp., a Delaware corporation in its individual capacity (in such capacity, “AAR”) and as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, “Servicer”), have entered into a certain Receivables Purchase Agreement dated as of March 21, 2003 (as heretofore amended or otherwise modified, the “Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement) with LaSalle Business Credit, LLC, a Delaware limited liability company (individually, “LaSalle”), as agent for itself and the Purchasers referred to below (in such capacity, together with its successors and assigns in such capacity, “Agent”), and the financial institutions from time to time parties thereto as “Purchasers.”  Seller, Servicer, Agent and the Purchasers now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

In addition, AAR executed and delivered a certain Performance Guaranty dated as of March 21, 2003 (the “Performance Guaranty”), which Agent and Purchasers require to be reaffirmed as a condition to the effectiveness hereof.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Amendments to the Agreement.

1.1.                              Section 1.1(d) of the Agreement is hereby deleted in its entirety and is replaced by “[Reserved]” and all references to Section 1.1(d) of the Agreement in the Agreement or in any of the other Transaction Documents shall be deemed to be of no further force or effect.

1.2.                              Section 4.4(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“On or prior to 11:00 a.m. (Chicago time) on the fourteenth (14th) Business Day of each month and at such other times as is requested by the Agent or required hereunder, the Seller and the Servicer shall deliver to the Agent an Information Package substantially in the form of that attached hereto as Annex A (certified therein as true and correct by Chief Financial Officer or other financial officer of the Servicer) reflecting the information required therein as of the close of business of the Seller on the last Business Day of the immediately preceding month (and containing such additional information as from time to time may be requested by the Agent).”

1.3                                 The following definitions set forth in Exhibit 1 of the Agreement are hereby amended and restated in their entirety to read as follows:

(a)                                  “‘Alternate Rate’ for any Settlement Period for any Portion of Capital of the Purchased Interest means an interest rate per annum equal to (a) the sum of (x) the Applicable Margin plus (y) the Euro-Rate for such Settlement Period; provided, however, that if (x) it shall become unlawful for any Purchaser to obtain funds in the London interbank eurodollar market in order to make, fund or maintain any Purchased Interest, or if such funds shall not be reasonably available to any Purchaser, or (y) there shall not be at least two (2) Business Days prior to the commencement of an applicable Settlement Period to determine Euro-Rate in accordance with its terms, then the “Alternate Rate” shall be equal to the Base Rate in effect for each day during the remainder of such Settlement Period or (b) if requested by that Seller the Base Rate for such Settlement Period; provided, however, that the “Alternate Rate” for any day while a Termination Event exists shall be an interest rate equal to 2.00% per annum above the Base Rate otherwise in effect on such day.”

(b)                                 “‘Facility Termination Date’ means the earlier to occur of: (a) March 20, 2009, (b) the occurrence or declaration of the “Facility Termination Date” pursuant to Section 2.2 of the Agreement and (c) the date the Purchase Limit is terminated or permanently reduced to zero pursuant to Section 1.1(b) of the Agreement.”

(c)                                  “‘Servicing Fee’ shall mean the fee referred to in Section 4.8 of  the Agreement.”

(d)                                 “‘Servicing Fee Rate’ shall mean the rate referred to in Section 4.8            of the Agreement.”

1.4                                 Exhibit 1 of the Agreement is hereby amended by inserting the following definitions therein in applicable order:

(a)                                  “‘Applicable Margin’ means, for any Settlement Period, the rate per annum set forth below opposite the corresponding level (the ‘Level’) then in effect.

Level	Total Debt to EBITDA Ratio	Applicable Margin
I	Greater than or equal to 3.25:1	2.00%
II	Greater than or equal to 2.25:1 but less than 3.25:1	1.75%
III	Less than 2.25:1	1.50%

The Applicable Margin shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Seller and AAR provide annual and quarterly financial statements and other information pursuant to Section m(1) or (m)(2) of Exhibit IV, as applicable, and the related Officer’s Certificates, pursuant to Section m(3) of Exhibit IV.  Notwithstanding anything contained in this paragraph to the contrary, (a) if the Seller and/or AAR fail to deliver such financial statements and Officer’s Certificates in accordance with the provisions of Sections m(1), m(2) or m(3) of Exhibit IV, as applicable, the Applicable Margin shall be based upon Level I above beginning on the date such financial statements and Officer’s Certificates were required to be delivered until the fifth (5th) Business Day after such financial statements and/or Officer’s Certificates are actually delivered, whereupon the Applicable Margin shall be determined by the then applicable Level; and (b) no reduction to any Applicable Margin shall become effective at any time when any Termination Event or Unmatured Termination Event has occurred and is continuing.  Notwithstanding the foregoing, the initial Applicable Margin from the date of this Amendment until delivery of the financial statements and related Officer’s Certificates for the Fiscal Quarter ending May 31, 2006, shall be based on Level II, whereupon the Applicable Margin shall thereafter be determined in accordance with the grid as set forth above.”

(b)                                 “‘Computation Period’ means each period of four consecutive fiscal quarters of AAR ending on the last day of a fiscal quarter of AAR.”

(c)                                  “‘Level’ - see the definition of ‘Applicable Margin.’”

(d)           “‘Total Debt’ means the outstanding principal amount of all Debt of AAR and its consolidated Subsidiaries on a consolidated basis.”

(e)                                  “‘Total Debt to EBITDA Ratio’ means, as of the last day of any fiscal quarter of AAR, the ratio of (a) Total Debt as of such day to (b) EBITDA for the Computation Period ending on such day.”

1.5  Clause (ii) of Section (q) of Exhibit V is hereby amended and restated in its entirety to read as follows:

“(ii)                            Capital Expenditures of AAR and its Subsidiaries, on a consolidated basis, as determined as of the last day of each fiscal quarter of AAR for the twelve fiscal month period ending as of the last day of such fiscal quarter then ended exceeds $20,000,000; or”

2.                                       Reaffirmations and Representations:

2.1.                              AAR expressly hereby reaffirms, ratifies and assumes all of its obligations and liabilities to Agent as set forth in the Performance Guaranty.  AAR further agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, obligations and covenants contained in the Performance Guaranty, in so far as such obligations and liabilities may be modified by this Amendment, as though such Performance Guaranty were being re-executed on the date hereof, except to the extent that such terms expressly relate to an earlier date.

2.2.                              Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement, the Exhibits thereto and other Transaction Documents are hereby reaffirmed, ratified and confirmed by Seller, AAR and Servicer and remain in full force and effect in accordance with the terms thereof. Seller, AAR and Servicer expressly ratify, confirm and reaffirm without condition, all liens and security interests granted to Agent pursuant to the Agreement and the other Transaction Documents and to all extensions, renewals, refinancings, amendments or modifications of any of the foregoing.

3.                                       The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (unless specifically waived in writing by Agent):

3.1.                              Agent shall have received (a) fully executed copies of this Amendment and (b) fully executed copies of that certain letter agreement dated as of the date hereof (the “Fee Letter”), by and among Agent, Seller and Servicer, executed by all parties thereto, together with payment of all fees required to be paid by Seller and/or AAR on or prior to the date of this Amendment thereunder;

3.2.                              All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent;

3.3.                              The representations and warranties set forth herein and in the Agreement are true and correct in all material respects with the same effect as if such representations and warranties had been made on the date hereof; and

3.4.                              No event has occurred, is continuing or would result herefrom that constitutes (a) a Termination Event or (b) an Unmatured Termination Event.

4.                                       This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. This Amendment may also be executed by facsimile and each facsimile signature hereto shall be deemed for all purposes to be an original signatory page.

5.                                       This Amendment shall be construed in accordance with and governed by the internal laws (as distinguished from the conflicts of law provisions) of the State of Illinois.

6.                                       In addition to the fees payable under the Fee Letter, Seller, AAR and Servicer hereby jointly and severally agree to reimburse Agent for all of its out-of-pocket legal fees and expenses incurred in the preparation and documentation of this Amendment and related documents.

7.             On or after the effective date hereof, each reference in the Agreement to this Agreement and any reference to the Agreement in any of the other Transaction Documents shall unless the context otherwise requires, be deemed to refer to the Agreement as amended hereby.

EXECUTION COPY

IN WITNESS WHEREOF, the Parties hereto have caused this Consent to be executed by their respective officers thereunto as of the date first written above.

LASALLE BUSINESS CREDIT, LLC, as Purchaser and as Agent

By:	/s/ STEVEN FRIEDLANDER
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Purchaser

By:	/s/ R. MICHAEL NEWTON
Title:	Vice President

ACKNOWLEDGED AND AGREED TO as of the date and year first above written

AAR RECEIVABLES CORPORATION II, as Seller

By:	/s/ MICHAEL K. CARR
Title:	Assistant Treasurer

AAR CORP., as Servicer and Performance Guarantor

By:	/s/ MICHAEL K. CARR
Title:	Vice President